Riddell                                                                     mg 2

                                  Exhibit 99.1

                                  Exhibit 99.1

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CE22515
September 1, 2005

EDWARD RIDDELL
CEO
Enova Systems Inc.
19859 S. Magellan Drive
Torrance, CA 90502
(310) 527-2800
www.enovasystems.com

     TWST: Would you begin with a brief historical sketch of Enova Systems and then give us a picture of the company as it is now?

     Mr. Riddell: The Company has been around since the late 1970s. It started out in the solar power business, then in the 1990s went into the electric vehicle business and, since about 2000, it has become a hybrid power company. We've taken the technology we developed for electric cars and converted it to work with hybrid vehicles -- cars, trucks and buses. That's the market we're currently in, the heavy-duty end of the market.

     TWST: What is the current state of the hybrid power industry and what is the outlook for it?

     Mr. Riddell: If you go back and look at Toyota's history, they started out by saying they were going to build 13,000 cars, and then they built something over 300,000 cars. The market is just starting to take off, and we are finally seeing increasing volumes.

     TWST: You spoke of heavy vehicles. In what vehicles would your systems be most frequently used?

     Mr. Riddell: Mainly trucks from Class IV up to Class VIII, and then in some light-duty buses and in the heavy-duty end of the bus and transit market.

     TWST: Now, in these situations, what are the advantages that accrue?

     Mr. Riddell: There are a number of major advantages, actually. The first is obviously a fuel economy issue. As we look at the systems, they produce from about a 10% to 40% improvement in fuel economy. We get brake-wear economy because the electric drive in of our systems can slow the vehicle down to low speeds assisting the regular brakes to reduce wear and tear. Usually depending on the vehicle -- there can be a reduction in the neighborhood of one-third of the cost of the brake service. Finally emissions are lower, burning less fuel means less emissions.

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Riddell                                                                     mg 3

     TWST: What is the competitive situation like?

     Mr. Riddell: Oh, I think there are a number of us in the market. I think we are lucky enough that we have a range of products so that we can capture market share in the smaller to the larger vehicle markets. Many of our competitors either focus on the low end of the market or the high end of the market.

     TWST: Could you describe two or three of your most typical products?

     Mr.  Riddell:  We have both parallel and series hybrid drive  systems.  The
Parallel drives are used in trucks and vehicles that operate, for example, making many stops in the city and then runs a long distance. A garbage truck, for example, makes a lot of stops every day and then runs out to the garbage dump.

     The series hybrid product is the other system. It's made specifically for more light transit buses where their whole cycle is stop-start/stop-start, and that's where the benefits come in for that vehicle.

     TWST: Then what are the main opportunities ahead for Enova, and what are the strategies that you'll be employing over the next few years?

     Mr. Riddell: I think the answer is that we work directly with the OEMs (original equipment manufacturers). We have selected two or three major OEMs of trucks and buses and, as they develop, we are developing new products with them to move the global market toward cleaner and more fuel-efficient vehicles.

     TWST: Where are your products being used mainly, in what geographic areas?

     Mr. Riddell: It's actually worldwide. We have customer in Europe. There are three companies that we work with over there -- Wrightbus, which is the largest manufacturer of buses in UK; we have a company called Eco Power Technology, which is out of Italy, and Eneco of the UK also. We have a number of hybrid and electric buses running both the UK and Italy. We have buses in China with First Auto Works and fuel cell buses with Tsinghua University also in China. We also have vehicles here in the US with a number of major truck manufacturers.

     TWST: What about obstacles, challenges, problems, etc.?

     Mr. Riddell: Obviously, when you get into high volumes, the first thing that comes into play is servicing the customer, setting up service networks, and providing aftermarket parts to the customer base. Those are actually the major issues. Building the product is pretty simple for us.

     TWST: What about alliances, joint ventures and partnerships? I assume they are and will be fairly important for you?

     Mr. Riddell: Of course. We already have joint ventures with companies such as Hyundai Heavy Industries in Korea. They do a lot of our manufacturing for us. We have companies in China that build motors for us. We do a lot of partnerships like that. We've done projects with Ford, and we have relationships like that. Wrightbus in the UK is also a partner of ours. We are currently in rebuilding a number of new partnerships and alliances to further our growth.

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Riddell                                                                     mg 4

     TWST: What would you reasonably expect the company to look like in a broad way in about three years?

     Mr. Riddell: We believe our sales volume is going to increase every year from this point. That's our goal; to ensure that we can do that and do that efficiently, and make sure that we take care of our stockholders.

     TWST: What do you feel about the political climate as it regards energy? Do you feel it's favorable to what you're doing?

     Mr. Riddell: Yes. If you look at the new energy policy, there are incentives in there for alternative fuel automobiles, trucks and probably buses. So I think that market is going to be there, and it's going to help to get the incentives out there because it will get product on the road.

     TWST: What are your feelings about acquisitions and being acquired?

     Mr. Riddell: Well, our goal is not to be acquired. Obviously, if it happens, it happens. Our goal is to take care of the company and do what we've done all along, which is build a professional, good organization that everybody sees as one of the best.

     TWST: What are the elements in your own background that led you to be doing what you're doing now?

     Mr. Riddell: I actually spent my early career in the automotive industry and then in electric vehicles at the Electric Power Research Institute. I've been on the board of this company since 1993, and took over as president a year ago.

     TWST: Can you tell us a little bit about the backgrounds of several of your colleagues?

     Mr. Riddell: Our organization is obviously huge. There's the group that developed the EV1 for General Motors. Our Chief Operating Officer, our Chief Engineer, and our Marketing Director all came out of the automotive industry.

     TWST: How many employees do you have at the present time?

     Mr. Riddell: About 35.

     TWST: Is it possible to describe the culture of the company?

     Mr. Riddell: We have five major managers. We outsource a lot of our products. That's the right way to do it. We don't have a lot of brick and mortar here, we do most of the research here and we subcontract almost everything. Again, we're product-focused.

     TWST: How important is research to you at this time?

     Mr. Riddell: Extremely. We try to dedicate at least 10% of all expenditures into research to keep the product on the leading edge. Miniaturization is key and that's where we're all going.

     TWST: Do you see any need to improve the company's capital structure in any way?

     Mr. Riddell: We just completed a major capital funding. We have a little over $18 million in cash now. I think that will carry the Company until it can sustain itself from profits. Given the kind of business we're in, opportunities will arise where we may want to acquire new technologies or develop new business ventures which may require additional capital resources.

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Riddell                                                                     mg 5


     TWST: Could you expand on the theme of miniaturization?

     Mr. Riddell: If you look at the car companies and the trucking companies, weight and size are huge issues because they're doing everything they can do to get the weight out of their vehicles to increase fuel efficiency, we have been asked to do the same kind of thing, reduce weight and size. With all the new modern electronics that are around today with all the space programs and things like that, cost, weight and size have gone way down. We are using these technologies to do the same thing.

     TWST: Regarding weight, isn't there a safety factor? Isn't the heavier vehicle usually the one that you're less likely to be hurt in?

     Mr. Riddell: Not if it's designed properly. The vehicle is not designed any differently with a hybrid than a standard engine. Safety is always first. We are seeking incremental fuel efficiencies through weight reductions.

     TWST: What about your relations with the investment community? Are you very active in that regard?

     Mr. Riddell: We have a fairly good relationship with the investment community. We issue press releases on major events and are a fully compliant SEC reporting company. We have a website which details both customer and investor information. As a result of our recent listing on the London Stock Exchange's AIM market and our potential move to AMEX, our investor relations are improving rapidly.

     TWST: What would be the two or three best reasons for the long-term investor to take a very good look at Enova?

     Mr. Riddell: I think growth would be all three reasons. We are one of the best and I think we've been very clear on that. We certainly have market penetration now and we have the foundation beneath us with our contract manufacturers to accelerate our growth.

     TWST: What occupies most of your own attention day by day? How do you apportion your time?

     Mr. Riddell: It's hard to say, it depends on the day. We're trying to focus on the future of the company, and that's what I spend most of my time on. I let my operations people try to do the day-to-day stuff. My goal is to look five years out and see where we need to be and what products we should be selling.

     TWST: You said that there was approximately 30% fuel savings with the use of your technology. As we look down the road, do you think those savings would be much greater?

     Mr. Riddell: I would hope so. Weight is going to have a lot to do with this. We certainly see our product yielding 40% at some point. We'll try to get to that as soon as we can and hopefully get to 50% before long. Until we see where we're going, we can't really forecast that.

TWST: Thank you. (MC)